UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2014

CHINA GENGSHENG MINERALS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34649	91-0541437
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

No. 88 Gengsheng Road
Dayugou Town, Gongyi, Henan
People’s Republic of China
(Address of Principal Executive Offices)

451271
(Zip Code)

(86) 371-64059818
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 19, 2014, China GengSheng Minerals, Inc., a Nevada corporation (the “Company”), received a notice (“Notice”) from the NYSE MKT (the “Exchange”) that the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 does not satisfy a condition for the Company’s continued listing on the Exchange, specifically sections 134 and 1101 of the Exchange’s Company Guide (“Company Guide”), and also is a material violation of the Company’s listing agreement with the Exchange. Therefore pursuant to section 1003(d) of the Exchange’s Company Guide, the Exchange is authorized to suspend and unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Notice provides that the Exchange is aware that the Company is in the process of voluntarily delisting and expects the Company to file the Form 25 with the SEC on May 27, 2014. Accordingly, on June 9, 2014, the Exchange expects to remove the Company from listing. However, in the event that the Company reverses course and seeks to maintain its listing, it will become subject to the procedures and requirements of Section 1009 of the Company Guide.

The Exchange halted trading in the Company’s common stock effective prior to market open on May 19, 2014.

On May 21, 2014, the Company issued a press release announcing the matters described in the above. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 5.02 Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2014, Mr. Jeffrey Friedland tendered his resignation as director of the Company, chairman of the Audit Committee and member of the Compensation Committee and the Nominating Committee. His resignation is not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practice. On May 21, 2014, the Board of Director of the Company resolved to accept Mr. Friedland’s resignation, effective May 12, 2014.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release, dated May 21, 2014, issued by China GengSheng Minerals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: May 21, 2014

By: /s/ Shunqing Zhang
       Name: Shunqing Zhang
       Title: Chief Executive Officer